Exhibit 5.1

September 15, 2022

Core & Main, Inc.

1830 Craig Park Court

St. Louis, Missouri 63146

Registration Statement on Form S-3

of Core & Main, Inc.

Ladies and Gentlemen:

We have acted as special New York counsel to Core & Main, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement,” including a base prospectus (the “Prospectus”), which provides that it may be supplemented by one or more prospectus supplements), relating to the offer and sale from time to time of shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), to be sold by the selling stockholders (the “Selling Stockholders”) referred to in the Prospectus, comprised of (i) shares of Class A Common Stock currently outstanding (the “Outstanding Shares”) and (ii) shares of Class A Common Stock to be issued upon exchange of a corresponding number of limited partner interests of Core & Main Holdings, LP, a Delaware limited partnership (“Holdings,” and such interests, the “Partnership Interests”), together with the retirement of a corresponding number of shares of the Company’s Class B Common Stock, par value $0.01 per share (the “Exchange Shares” and together with the Outstanding Shares, the “Shares”).

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and its subsidiaries and such certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons as we have deemed appropriate for the purposes of such opinions, including, without limitation, (i) the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), (ii) the Amended and Restated By-laws of the Company (the “By-laws”), (iii) the Second Amended and Restated Agreement of Limited Partnership of Holdings, dated as of July 22, 2021, by and among the Company, Holdings and the other parties named therein, as amended by Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Holdings, dated as of April 30, 2022 (the “Partnership Agreement”), and (iv) the Exchange Agreement, dated as of July 22, 2021, by and among the Company, Holdings and the holders of Partnership Interests, as amended by the Amendment to the Exchange Agreement, dated as of January 3, 2022, by and among the Company, Holdings and the holders of Partnership Interests (the “Exchange Agreement” and, together with the Certificate of Incorporation, the By-laws and the Partnership Agreement, the “Exchange Documents”), (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents and (v) that the Outstanding Shares are, and the

Exchange Shares will be, uncertificated and that the statements required by Section 151(f) of the General Corporation Law of the State of Delaware, as in effect on the date hereof (the “DGCL”), will be furnished in accordance with the DGCL. We have also assumed that at or prior to the time of the issuance and delivery of any Exchange Shares, there will not have occurred any change in law, change in the Certificate of Incorporation, the By-laws, the Partnership Agreement or the Exchange Agreement, or action by the Company’s board of directors or the general partner of Holdings, in any case affecting the validity of the Exchange Shares or the issuance of the Exchange Shares.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that (i) the Outstanding Shares are validly issued, fully paid and non-assessable under the DGCL and (ii) the Exchange Shares, when issued in exchange for Partnership Interests, together with the retirement of a corresponding number of shares of Class B Common Stock, in accordance with the terms of the Exchange Documents, will be validly issued, fully paid and non-assessable under the DGCL.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(e) or Rule 413(b) under the Act relating to the sale of the Shares by the Selling Shareholders. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the DGCL.

Very truly yours,

/s/ Debevoise & Plimpton LLP